Exhibit 99.2
Graphic Packaging Commences Tender Offer for 9.50% Senior Subordinated
Notes Due 2013
MARIETTA, Ga., Sept 15, 2010 /PRNewswire via COMTEX/ — Graphic Packaging International, Inc. (“Graphic Packaging”), a subsidiary of Graphic Packaging Holding Company (NYSE: GPK), announced today that it has commenced a cash tender offer for up to $250.0 million aggregate principal amount of its 9.50% Senior Subordinated Notes due August 2013, with CUSIP number 38869PAD6 (the “Notes”).
The tender offer will expire at 8:00 a.m., New York City time, on Thursday, October 14, 2010, unless extended or earlier terminated (the “Expiration Date”). Holders who validly tender their Notes prior to 5:00 p.m., New York City time, on Tuesday, September 28, 2010 (the “Early Tender Date”), unless such date is extended or earlier terminated, will be entitled to receive $1,018.33, payable in cash, for each $1,000 principal amount of Notes accepted for payment, which amount includes an early tender payment of $30.00 per $1,000 of Notes accepted for payment. Holders who validly tender their Notes after such time but on or prior to the Expiration Date will receive $988.33 for each $1,000 principal amount of Notes accepted for purchase. Accrued and unpaid interest up to, but not including, the settlement date will be paid in cash on all validly tendered and accepted Notes.
If holders tender more than $250.0 million aggregate principal amount of the Notes and the Notes are accepted for purchase, the amount of Notes that will be purchased will be prorated based on the aggregate principal amount of Notes validly tendered in the tender offer. Any Notes tendered prior to the Early Tender Date will be given priority and, if accepted for purchase, may be settled at our option prior to the Expiration Time. If at the Early Tender Date, the aggregate principal amount of Notes validly tendered (and not validly withdrawn) exceeds $250.0 million, we reserve the right, at our option, not to accept any additional Notes tendered by holders of Notes after the Early Tender Date.
Holders who validly tender Notes in the tender offer will also receive accrued and unpaid interest to, but not including, the applicable settlement date, in each case upon the terms and subject to the conditions described in the Offer to Purchase. The settlement date is expected to occur upon satisfaction or waiver by the Company of the conditions of the tender offer, which will be on or about September 29, 2010 for Notes tendered prior to the Early Tender Date and on or about October 14, 2010 for Notes tendered after the Early Tender Date but prior to the Expiration Time, in each case assuming the Notes are accepted for purchase.
Graphic Packaging intends to finance the tender offer with the net cash proceeds from an offering of $250.0 million aggregate principal amount of senior notes due 2018. The closing of the tender offer will be conditioned, among other things, on Graphic Packaging having successfully completed this note offering, all on terms acceptable to Graphic

Packaging in its sole discretion. Except in certain circumstances as required by law, Notes tendered may not be withdrawn.
The terms and conditions of the tender offer, including Graphic Packaging’s obligation to accept the Notes tendered and pay the purchase price therefore, are set forth in the Offer to Purchase dated September 15, 2010. Graphic Packaging may amend, extend or, subject to certain conditions, terminate the tender offer.
Graphic Packaging has retained BofA Merrill Lynch as the exclusive dealer manager in connection with the tender offer. Questions regarding the tender offer and requests for documents may be directed to BofA Merrill Lynch, Global Debt Advisory Services, at (888) 292-0070 (U.S. toll-free) and (980) 388-9217 (collect). Copies of the offer to purchase can also be obtained from the information agent, Global Bondholder Services Corporation at (866) 807-2200 (U.S. toll-free) and (212) 430-3774 (collect).
This press release shall not constitute an offer to purchase or a solicitation of an offer to purchase with respect to any securities. Any such offer or solicitation will be made only by means of the Offer to Purchase dated September 15, 2010.
About Graphic Packaging International, Inc.
Graphic Packaging International, Inc., a subsidiary of Graphic Packaging Holding Company (NYSE: GPK), headquartered in Marietta, Georgia, is a leading provider of packaging solutions for a wide variety of products to food, beverage and other consumer products companies. The company is one of the largest producers of folding cartons and holds a leading market position in coated-recycled boxboard and specialty bag packaging. The company’s customers include some of the most widely recognized companies in the world. Additional information about Graphic Packaging, its business and its products, is available on the company’s web site at http://www.graphicpkg.com/.
Forward Looking Statements
Any statements of the company’s expectations in this press release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements, including but not limited to, statements regarding the tender offer and the senior note offering, are based on currently available information and are subject to various risks and uncertainties that could cause actual results to differ materially from the company’s present expectations. These risks and uncertainties include, but are not limited to, the company’s substantial amount of debt, inflation of and volatility in raw material and energy costs, volatility in the credit and securities markets, cutbacks in consumer spending that could affect demand for the company’s products or actions taken by our customers in response to the difficult economic environment, continuing pressure for lower cost products, the company’s ability to implement its business strategies, including productivity initiatives and cost reduction plans, currency movements and other risks of conducting business internationally, and the impact of regulatory and litigation matters, including the continued availability of the company’s net operating loss offset to taxable income, and those that impact the company’s ability to protect and use its intellectual property. Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made and the company undertakes no obligation to update such statements. Additional information regarding these and other risks is contained in the company’s periodic filings with the SEC.
SOURCE Graphic Packaging Holding Company